Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sibanye Stillwater Limited, successor to Sibanye Gold Limited (trading as Sibanye-Stillwater):

We consent to the incorporation by reference in the registration statement (No. 333-248452) on Form F-3 of Sibanye Stillwater Limited, of our report dated 8 April 2019, except for Note 1.5, which is as of 22 April 2021, with respect to the consolidated statement of financial position of Sibanye Stillwater Limited as of 31 December 2018, the related consolidated income statement, and consolidated statements of other comprehensive income, changes in equity, and cash flows for the year ended 31 December 2018, and the related notes, which report appears in the 31 December 2020 annual report on Form 20-F of Sibanye Stillwater Limited.

Our report refers to revisions to comparatives for retrospective changes in presentation, including changes in segment reporting, and adjustments due to the scheme of arrangement.

/s/ KPMG Inc.

Johannesburg, South Africa
22 April 2021